EXHIBIT 99

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc. ®

For Immediate Release

DUSA ANNOUNCES AUSTRALIAN PATENT RULING;

DUSA PATENT UPHELD AS VALID BUT METVIX DOESN’T INFRINGE AUSTRALIAN PATENT

Wilmington, MA. April 6, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) announced today that the Federal Court of Australia has ruled that the Australian patent assigned to DUSA by Queen’s University which relates to DUSA’s aminolevulinic acid photodynamic therapy is valid and remains in full force and effect.  However, the Court also ruled that PhotoCure’s product, Metvix, does not infringe the claims in the Australian patent.  Since these claims are unique to the Australian patent, DUSA does not expect this ruling to be determinative of the validity of any other patents licensed by DUSA from Queen’s University or of whether Metvix infringes claims in such other patents, including the United States patent.  DUSA will be reviewing the Court’s opinion in the coming days.  The parties to the lawsuit have approximately one (1) month to appeal the decision.  As previously reported, the parties have been trying to settle their differences under a Mediation Agreement which they signed last summer.

Dr. Geoffrey Shulman, DUSA’s Chairman and CEO, stated “We are very pleased to see that the Australian court has upheld the validity of our patent in Australia, which was our primary goal in defending this case. DUSA believes that the wording of our patent in the U.S., along with differences in US patent law, would give us a strong case against potential infringement in the U.S. by a similar product. As DUSA does not have an active drug application in Australia, DUSA believes that this ruling will have no operational impact on the Company,

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology.  PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect.  The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made.  These forward-looking statements relate to DUSA’s expectations that the Australian ruling is not determinative of issues in any other patent dispute, that it will be reviewing the ruling, and beliefs regarding the differences in patent language in the US patent, US law and operational impact on the Company .  Such risks and uncertainties include the risks associated with litigation and maintenance of its patent portfolio, sufficient funding for its operations and other risks identified in DUSA’s SEC filings from time to time, including its Form 10-K for the year ended December 31, 2004.

For further information contact :

D. Geoffrey Shulman, MD, Chairman & CEO

or Shari Lovell, Director, Shareholder Services

Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com